As filed with the Securities and Exchange Commission on September 16, 1998
                                                  Registration No.  ___________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         WORLDPORT COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                               84-1127336
  (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)               Identification No.)

  1825 BARRETT LAKES BLVD., SUITE 100
           KENNESAW, GEORGIA                            30144
(Address of principal executive offices)             (Zip code)


                         WORLDPORT COMMUNICATIONS, INC.
                  AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
                            (Full title of each plan)


           PAUL A. MOORE                           (770) 792-8735
      CHIEF EXECUTIVE OFFICER                    (Telephone number,
1825 BARRETT LAKES BLVD., SUITE 100             including area code,
      KENNESAW, GEORGIA  30144                  of agent for service)
(Name and address of agent for service)

                   CALCULATION OF REGISTRATION FEE
                               PROPOSED       PROPOSED
   TITLE OF      AMOUNT TO      MAXIMUM       MAXIMUM      AMOUNT OF
  SECURITIES        BE         OFFERING      AGGREGATE    REGISTRATI
     TO BE      REGISTERED     PRICE PER      OFFERING      ON FEE
  REGISTERED                   SHARE(1)       PRICE(1)
 Common Stock    7,500,000      $11.875     $89,062,500     $26,274
 (par value      shares(2)
 $.0001 per
 share)

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, based on the average of the high and low sales prices of a share of Common Stock of the Registrant on the Nasdaq Over-the-Counter Market on September 11, 1998.

(2) An undetermined number of additional shares may be issued if the anti-dilution adjustment provisions of the plan become operative.






                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.        INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents previously filed by WorldPort Communications, Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference.

          1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, filed with the Commission on March 31, 1998, as amended by Form 10-KSB/A filed with the Commission on May 15, 1998 and by Form 10-KSB/A-2 filed with the Commission on September 8, 1998.

          2. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998.

          3. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, filed with the Commission on August 14, 1998, as amended by Form 10-QSB/A filed with the Commission on September 9, 1998.

          4. The Company's Current Report on Form 8-K dated June 25, 1998, filed with the Commission on July 9, 1998, as amended by Form 8-K/A filed with the Commission on August 13, 1998 and the Company's Current Report on Form 8-K dated August 3, 1998, filed with the Commission on August 13, 1998.

       In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

       Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed
Incorporated Document modifies or supersedes such statement.   Any such
statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.             DESCRIPTION OF SECURITIES.

     The Company is authorized to issue 65,000,000 shares of Common Stock, $.0001 par value per share. As of June 30, 1998, 17,140,713 shares of the Common stock were issued and outstanding. In addition to its Common Stock, the Company is authorized to issue 10,000,000 shares of Preferred Stock, $.0001 par value per share. As of June 30, 1998, 493,889 shares of the Company's Series A Preferred Stock, and 3,000,000 shares of the Series B Convertible Preferred Stock were issued and outstanding.

     The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders and to vote on all matters on which a vote of stockholders is taken, except as otherwise provided by statute. The shares of Common Stock do not have cumulative voting rights with respect to the election of directors. Holders of Common Stock are entitled receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. The Company's Certificate of Incorporation prohibits the Company from paying dividends on the Common Stock if the Company is not current in its dividend payments on its Preferred Stock. The Preferred Stock will rank prior to the Common Stock and any other class or series of common stock as to the payment of dividends and distributions upon liquidation, dissolution or winding up. The shares of Common Stock are not subject to liability for calls or assessments and have no conversion rights, sinking fund privileges or preemptive rights.

ITEM 5.             INTERESTS OF NAMED EXPERTS AND COUNSEL.

       Certain legal matters in connection with the securities registered hereby will be passed upon for the Company by McDermott, Will & Emery. Certain partners of McDermott, Will & Emery own an aggregate of 173,750 shares of the Company's common stock, par value $.0001 per share.

ITEM 6.             INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

     The Company's Certificate of Incorporation provides for indemnification of existing and former directors, advisory directors, officers, employees and agents of the Company against any loss, claim, damage, expense, fee or liability, whether joint or several, incurred by each of them, including but not limited to all legal fees, judgments, penalties or amounts paid in defense, settlement or compromise, all of which may arise or be incurred, rendered or levied in any legal action, or administrative proceeding brought or threatened against any of them by reason of the fact that such person is or was a director, advisory director, officer, employee or agent of the Company.

     The Company's By-Laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify its officers and directors as permitted pursuant thereto. The Company's By-Laws also provide that the Company will indemnify each of the authorized representatives of the Company who neither is nor was a director or officer of the Company to the extent such an individual has been successful on the merits or otherwise in defense of any actions for which directors or officers would be entitled to indemnification. The Company also maintains liability insurance for the benefit of its directors and officers.

     In addition, employment agreements between the Company and certain of its executive officers provide that the Company will indemnify such executives against any loss, liability or cost (including, but not limited to, reasonable attorney's fees) sustained, incurred or assumed as a result of any claims arising out of such executives' employment with the Company. Such indemnification, however, will not apply in cases of bad faith, gross negligence or willful misconduct by the executives.

     Section 145 of the General Corporation Law of the Sate of Delaware, as amended, permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amount paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In an action by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnification for such expenses despite such adjudication of liability.

ITEM 8.             EXHIBITS.

     The exhibits required by Item 601 of Regulation S-K are listed in the
Exhibit Index hereto.

ITEM 9.        UNDERTAKINGS.(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on September 11, 1998.

                             WORLDPORT COMMUNICATIONS, INC.


                             By:    /s/ Paul A. Moore
                               Paul A. Moore
                               Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul A. Moore and Phillip S. Magiera, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement and the foregoing power of attorney have been signed by the following persons in the capacities and on the dates indicated:

         SIGNATURE                   TITLE                  DATE

      /s/ Paul A. Moore         Chief Executive
       Paul A. Moore         Officer and Chairman    September 11, 1998
                                of the Board of
                                   Directors
                             (Principal Executive
                                   Officer)

 /s/ Phillip S. Magiera         Chief Financial
     Phillip S. Magiera      Officer and Director    September 11, 1998
                             (Principal Financial
                                   Officer)

      /s/ Donald Hilbert          Controller
       Donald Hilbert        (Principal Accounting   September 11, 1998
                                   Officer)

      /s/ Peter Howley             Director
        Peter Howley                                 September 11, 1998

      /s/ Robert McCann            Director

       Robert McCann                                 September 11, 1998

                                  EXHIBIT INDEX


EXHIBIT                      DESCRIPTION OF EXHIBIT

NUMBER


  5.1 Opinion of McDermott, Will & Emery as to the legality of the securities being registered.


 10.1 WorldPort Communications, Inc. Amended and Restated Long-Term Incentive Plan.

 23.1     Consent of McDermott, Will & Emery (included in its opinion filed as
          Exhibit 5).


 23.2     Consent of Arthur Andersen LLP.

 24 Power of Attorney (included with the signature page to this registration statement).